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EXHIBIT 99

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com
NEWS RELEASE
	Investor Contact:	David K. Erickson, 949-250-6826
	Media Contact:	Barry R. Liden, 949-250-5070

For Immediate Release

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS

    •    Favorable Earnings Aided by Brazil Reorganization
    •    Company Affirms Fourth Quarter 2003 Consensus Estimate
    •    Company Expects New Product Introductions to Lift Sales Growth

        IRVINE, Calif., October 20, 2003—Edwards Lifesciences Corporation (NYSE: EW), a global leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended September 30, 2003 of $24.5 million, or $0.40 per diluted share, compared to a net loss in the prior year period of $17.4 million, or $0.30 per diluted share. Excluding charges itemized in the reconciliation tables below, net income grew 10.6 percent to $20.9 million, or $0.34 per diluted share.

        "While our underlying sales growth was not as strong as we expected, the third quarter was our most productive to date from a new product standpoint," said Michael A. Mussallem, Edwards Lifesciences' chairman and CEO. "We introduced the Tricentrix mitral valve holder system, our LifeStent peripheral stents, our Optimaze surgical ablation system, and the Embol-X embolic protection system. More recently, we launched a new system designed for ischemic mitral valve repair."

        Third quarter sales of $206.1 million increased 24.3 percent compared to the same quarter last year. Sales increased 7.4 percent excluding the favorable impact of the October 2002 acquisition of the Japan cardiovascular business (the "Japan Consolidation") and the divestiture of the German perfusion service business last quarter. Foreign exchange (FX) contributed 3.7 percent to the quarter's growth, and underlying sales growth was 3.7 percent.

        The Company has commenced a legal reorganization of its Brazil subsidiary, which generated a $13.7 million U.S. tax benefit in the quarter.

Sales Results

        For the third quarter, the Company reported Cardiac Surgery sales of $102.7 million, a 16.1 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, growth was 11.2 percent. FX contributed 3.7 percent to the growth, and underlying sales growth was 7.5 percent. This lower than expected sales growth was primarily the result of competitive pressure on U.S. heart valve sales. International heart valve sales growth remains strong, particularly in Japan where underlying growth continues to be 20-plus percent.

        "Edwards' PERIMOUNT valves are the best heart valves on the market based on their proven durability, hemodynamic performance and quality of life benefits," Mussallem said. "We are intensifying our efforts to communicate PERIMOUNT's clinical superiority. With the clear advantages and breadth of our product offering as well as our robust product pipeline, we're confident we will return to 10 percent underlying Cardiac Surgery sales growth in 2004."

        Critical Care sales were $68.1 million, a 24.3 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, growth was 8.6 percent. FX contributed 4.3 percent to the growth. Underlying sales grew 4.3 percent, a result of solid sales across nearly every product category in every market, with particular strength in emerging markets.

        Vascular sales were $13.1 million, a 2.4 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, sales declined 2.8 percent. FX contributed 4.5 percent to the growth, and underlying sales declined 7.3 percent. Growing Lifepath AAA sales in Europe were offset by declining base vascular product sales and a residual distributor issue in the U.S. "We are very enthusiastic about the recent introduction of our differentiated LifeStent balloon-expandable peripheral stents and look forward to introducing our self-expanding LifeStent products later this year. The market for peripheral stents is large and growing, and we expect LifeStent to be a meaningful contributor to our Vascular sales growth next year," said Mussallem.

        Third quarter Perfusion sales were $12.2 million, a 38.0 percent increase on a reported basis compared to last year, but when adjusted for the Japan Consolidation, the German perfusion service business divestiture and FX, underlying sales declined by 5.7 percent. The decline in this product line's sales was a result of the ongoing reduction in sales of low-margin distributed products.

        Sales of Other Distributed Products were $10.1 million in the quarter. Excluding the Japan Consolidation and FX, underlying sales declined 7.6 percent as the Company continues to de-emphasize certain lower margin products.

        Domestic and international sales were $94.5 million and $111.6 million for the quarter, respectively.

Additional Operating Results

        For the quarter, Edwards' gross profit margin was 57.8 percent, unchanged from the previous year as the favorable impact of the Japan Consolidation and a favorable product mix were offset by the impact of FX.

        Selling, general and administrative (SG&A) expenses were $70.5 million for the quarter, or 34.2 percent of sales. SG&A was higher than the year-ago quarter due to the Japan Consolidation and the strengthening of the Euro, partially offset by the August headcount reduction. As a result of this previously announced streamlining activity, the Company recorded a $13.0 million pretax ($9.6 million after tax) charge in the third quarter.

        Research and development (R&D) investments of $16.8 million increased 8.4 percent compared to the prior year quarter due primarily to Edwards' investments in a broad range of interventional technologies, including market expanding endovascular heart valve repair and replacement therapies.

        At September 30, the Company's total debt was $293 million and the debt to total capital ratio was 34 percent. During the quarter, the Company repurchased approximately 470,000 shares of common stock for $12.8 million and completed the first of its two stock repurchase programs. To date, Edwards has repurchased approximately 3.1 million shares of common stock of the 4.0 million total shares authorized under both plans.

Nine-Month Results

        Net income for the nine months ended September 30, 2003 was $60.1 million compared to net income of $34.0 million for the same period of 2002. Excluding charges itemized in the reconciliation tables below, net income for the nine months increased 14.2 percent to $69.9 million compared to the same period in 2002.

        Sales for the first nine months of 2003 totaled $636.4 million, an increase of 27.1 percent compared to the same period last year, with FX contributing 5.5 percent to the period's growth. Excluding the Japan Consolidation and the German perfusion services divestiture, sales grew 10.4 percent. Domestic and international sales for the nine months were $289.0 million and $347.4 million, respectively.

2003 and 2004 Outlook

        "Even though we expect our reported sales growth rate for the year to exceed 20 percent, we will fall short of our 7 to 9 percent underlying sales growth goal," said Mussallem. "We are committed to lifting our sales growth rate in 2004, and given the array of recently introduced new products, we expect to begin driving stronger sales growth in the fourth quarter. Additionally, we are committed to achieving our other 2003 goals of increasing R&D investments at or above the underlying sales growth rate, growing net income 14 to 16 percent and generating free cash flow of $85 to $90 million. We anticipate full year 2003 earnings to be $1.56 to $1.58 per share.

        "We will continue to position Edwards Lifesciences for long-term, sustainable growth and look forward to providing greater detail on our exciting product pipeline and 2004 outlook at our upcoming Investor Conference in December," concluded Mussallem.

2003 Investor Conference

        Edwards Lifesciences will be hosting its 2003 Investor Conference on December 8 and 9 at its corporate headquarters in Irvine, California. Additional information about this event can be found on the Company's Web site at http://www.edwards.com/investorconference.

About Edwards Lifesciences

        Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world, and the global leader in acute hemodynamic monitoring. Headquartered in Irvine, Calif., Edwards focuses on four main cardiovascular disease states: heart valve disease, coronary artery disease, peripheral vascular disease and congestive heart failure. The company's global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz, Lifepath AAA and Fogarty. Additional company information can be found at http://www.edwards.com.

Conference Call and Web Cast Information

        Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EDT to discuss the results of the third quarter. To participate in the conference call, dial 877-407-8037 or 201-689-8037. The call will also be available via live or archived Webcast on the "Investor Information" section of the Edwards' Web site at http://www.edwards.com or http://www.edwards.com/conferencecalls. A telephonic replay can be accessed for 72 hours by dialing 877-660-6853 or 201-612-7415 and using account number 2995 and passcode 71725.

        This news release includes forward-looking statements that involve risks and uncertainties including those related to product introductions that are expected to impact sales and the sales growth rate, particularly in the Cardiac Surgery product line; growth in heart valve sales in international markets;

product claims about PERIMOUNT valves; the introduction of the LifeStent product line, the market for peripheral stents and the expected contribution of LifeStent to sales growth in 2004; the success of the introduction of, the market opportunity for, and the contribution to sales growth of the Tricentrix mitral valve holder system, Embol-X embolic protection system and Optimaze surgical ablation system; the market opportunity for endovascular heart valve repair and replacement therapies; the achievement of 2003 and/or 2004 goals for sales growth, R&D investment, net income growth, earnings per share and free cash flow generation; and more generally, the ability to generate growth through product development and/or acquisition; the ability to generate and maintain sufficient cash resources to increase investment in growth opportunities, repay debt or repurchase shares; the impact of foreign exchange; timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; the effect of changing economic conditions; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though they are inherently uncertain and difficult to predict. Actual results or experience could differ materially from that expressed or implied by forward-looking statements.

        Edwards Lifesciences, Edwards, Optimaze, PERIMOUNT Magna and Tricentrix are trademarks of Edwards Lifesciences Corporation. Carpentier-Edwards, Cosgrove-Edwards, Embol-X, Fogarty, Lifepath AAA, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office. LifeStent is a trademark of Edwards Lifesciences AG.

        Certain disclosures prepared in accordance with Generally Accepted Accounting Principles ("GAAP") contained in this discussion are accompanied by disclosures that are not prepared in conformity with GAAP. These non-GAAP disclosures, and the basis for reflecting them, are set forth below:

        Foreign Exchange—Fluctuation in exchange rates impacts the comparative results and growth rates of the Company's underlying business. By excluding the impact of foreign exchange rate fluctuations, management explains changes in the fundamental business operations.

        Japan Operations—Prior to the spin-off from Baxter, the operations of the Japanese business were consolidated with the Company's operations. Subsequent to the spin-off, the Company had a 90% interest in the operations of the Japanese business. However, participating rights granted to Baxter at the time of spin-off precluded the Company from consolidating these results under GAAP. Also at the time of spin-off, the Company was granted an option to acquire 100% of the operations. Due to the significance of the Japanese business on the Company's results, the Company's influence on the Japan operations and the Company's plans to ultimately exercise its option, the Company has presented information as if the Japan business had always been consolidated. As the Company acquired the Japanese business in October 2002, these comparisons to prior years are more informative to both management and readers of the financial statements.

        In connection with the acquisition of the Japan business, the Company incurred certain one-time costs primarily related to legal, administrative and regulatory issues. In order to illustrate the impact these one-time costs have on the Company's ongoing business operations, they were excluded from the Company's GAAP results.

        Non-strategic Businesses—Subsequent to the spin-off from Baxter, the Company made the decision to exit certain non-strategic businesses, which had significant contributions to sales and, due to the losses upon divestiture, had a significant impact on the profitability of the Company in the year of disposition. In order to illustrate the impact, if any, these divestitures have on the Company's ongoing business operations, the results of these divestitures were excluded from the Company's GAAP results.

        Other Items—The Company generated certain charges and credits that, given their materiality and unusual nature relative to the operating results for the periods presented, have been excluded from the Company's GAAP results in order to illustrate their impact on on-going business operations.

        Management has determined that inclusion of these non-GAAP disclosures provides (1) a more meaningful, consistent comparison of the Company's operating results for the periods presented, on a basis consistent with management's means of evaluating operating performance, and (2) additional information for investors to asses changes between periods that better reflect the Company's ongoing operations.

Edwards Lifesciences Corporation
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)
	2003	2002	2003	2002
Net sales	$206.1	$165.8	$636.4	$500.9
Cost of goods sold	86.9	69.9	265.6	213.4

Gross profit	119.2	95.9	370.8	287.5

Selling, general and administrative expenses	70.5	54.2	217.7	159.2
Research and development expenses	16.8	15.5	53.8	47.5
Asset impairment and other charges	13.0	67.4	16.3	67.4
Purchased in-process research and development expenses	0.0	0.0	11.8	0.0
Non-recurring spin-off expenses	0.0	3.3	0.0	3.3
Equity earnings in Japan operations	0.0	(3.6)	0.0	(11.0)
Interest expense, net	3.5	2.7	9.7	8.5
Other expense (income), net	0.7	1.6	(4.3)	(14.1)

Income (loss) before provision for income taxes	14.7	(45.2)	65.8	26.7
Provision (benefit) for income taxes	(9.8)	(27.8)	5.7	(7.3)

Net income (loss)	$24.5	($17.4)	$60.1	$34.0

Weighted average common shares outstanding used to calculate basic earnings (loss) per share	59.1	58.7	59.0	59.1
Basic earnings (loss) per share	$0.41	($0.30)	$1.02	$0.58

Weighted average common shares outstanding used to calculate basic earnings (loss) per share	61.1	58.7	61.1	61.3
Diluted earnings (loss) per share	$0.40	($0.30)	$0.98	$0.55

Operating Statistics
As a percentage of net sales:
Gross profit	57.8%	57.8%	58.3%	57.4%
Selling, general and administrative expenses	34.2%	32.7%	34.2%	31.8%
Research and development expenses	8.2%	9.3%	8.5%	9.5%
Income (loss) before provision for income taxes	7.1%	(27.3%)	10.3%	5.3%
Net income (loss)	11.9%	(10.5%)	9.4%	6.8%
Effective tax rate	(66.7%)	61.5%	8.7%	(27.3%)

Edwards Lifesciences Corporation
Unaudited Balance Sheets
(in millions)

	September 30, 2003	June 30, 2003
ASSETS
Current assets
Cash and cash equivalents	$38.3	$50.7
Accounts and other receivables, net	115.6	124.4
Inventories, net	125.3	125.6
Deferred income taxes	28.9	28.4
Prepaid expenses and other current assets	60.2	59.1

Total current assets	368.3	388.2
Property, plant and equipment, net	205.9	205.8
Goodwill	338.2	338.2
Other intangible assets, net	80.7	80.5
Investments in unconsolidated affiliates	28.4	21.5
Other assets	49.3	45.5

Total assets	$1,070.8	$1,079.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$172.0	$186.1
Long term debt	293.1	307.3
Other liabilities	27.0	27.3
Stockholders' equity
Common stock	62.1	61.8
Additional contributed capital	440.2	434.8
Retained earnings	203.5	179.0
Accumulated other comprehensive income	(46.2)	(48.5)
Common stock in treasury, at cost	(80.9)	(68.1)

Total stockholders' equity	578.7	559.0

Total liabilities and equity	$1,070.8	$1,079.7

Edwards Lifesciences Corporation
Unaudited Reconciliation of Sales by Product Line and Region
(in millions)

				Growth Rate Adjustments		Underlying Growth Rate Including Foreign Exchange	Growth Adj.
Sales by Product Line	3Q 2002	3Q 2003	GAAP Growth Rate	Perfusion Services Divestiture	Japan Consolidation		Foreign Exchange	Underlying Growth Rate
Cardiac Surgery	$88.4	$102.7	16.1%	0.0%	4.9%	11.2%	3.7%	7.5%
Critical Care	54.8	68.1	24.3%	0.0%	15.7%	8.6%	4.3%	4.3%
Vascular	12.8	13.1	2.4%	0.0%	5.2%	(2.8%)	4.5%	(7.3%)
Perfusion	8.8	12.2	38.0%	(11.7%)	52.7%	(3.0%)	2.7%	(5.7%)
Other Distributed Products	0.9	10.1	970.6%	0.0%	977.4%	(6.8%)	(0.8%)	(7.6%)

Total Sales	$165.8	$206.1	24.3%	(0.9%)	17.8%	7.4%	3.7%	3.7%

				Growth Rate Adjustments		Underlying Growth Rate Including Foreign Exchange	Growth Adj.
Sales by Product Line	YTD 2002	YTD 2003	GAAP Growth Rate	Perfusion Services Divestiture	Japan Consolidation		Foreign Exchange	Underlying Growth Rate
Cardiac Surgery	$269.0	$318.6	18.4%	0.0%	3.9%	14.5%	5.0%	9.5%
Critical Care	162.5	203.2	25.0%	0.0%	14.2%	10.8%	6.2%	4.6%
Vascular	37.6	40.9	8.9%	0.0%	5.5%	3.4%	6.3%	(2.9%)
Perfusion	29.4	41.0	39.4%	(3.7%)	48.0%	(4.9%)	3.8%	(8.7%)
Other Distributed Products	2.3	32.8	1322.1%	0.0%	1320.4%	1.7%	6.1%	(4.4%)

Total Sales	$500.9	$636.4	27.1%	(0.3%)	17.0%	10.4%	5.5%	4.9%

Sales by Region	3Q 2003	YTD 2003
United States	$94.5	$289.0

Europe	43.5	141.3
Japan	46.4	144.3
Rest of World	21.7	61.8

International	111.6	347.4

Total	$206.1	$636.4

Edwards Lifesciences Corporation
Third Quarter Unaudited Reconciliation of Consolidated Statements of Operations

		Pro Forma Adjustments				Pro Forma Adjustments
(in millions, except per share data)	GAAP 3Q 2003	Headcount Reduction	Brazil Tax Benefit	Non-GAAP 3Q 2003	GAAP 3Q 2002	Asset Impairment & Other Charges	Spin-Off Expenses	Perfusion Services Tax Benefit	Non-GAAP 3Q 2002
Net sales	$206.1			$206.1	$165.8				$165.8
Cost of goods sold	86.9			86.9	69.9				69.9

Gross profit	119.2			119.2	95.9				95.9

Selling, general and administrative expenses	70.5		$0.5	70.0	54.2				54.2
Research and development expenses	16.8			16.8	15.5				15.5
Asset impairment and other charges	13.0	$13.0		0.0	67.4	$67.4			0.0
Non-recurring spin-off expenses	0.0			0.0	3.3		$3.3		0.0
Equity earnings in Japan operations	0.0			0.0	(3.6)				(3.6)
Interest expense, net	3.5			3.5	2.7				2.7
Other expense, net	0.7			0.7	1.6				1.6

Income (loss) before provision for income taxes	14.7	13.0	0.5	28.2	(45.2)	67.4	3.3		25.5
Provision (benefit) for income taxes	(9.8)	3.4	(13.7)	7.3	(27.8)	(13.3)	(1.0)	$(20.1)	6.6

Net income (loss)	$24.5	$9.6	$(13.2)	$20.9	$(17.4)	$54.1	$2.3	$(20.1)	$18.9

Weighted average common shares outstanding used to calculate basic earnings (loss) per share	59.1			59.1	58.7				58.7
Basic earnings (loss) per share	$0.41			$0.35	$(0.30)				$0.32

Weighted average common shares outstanding used to calculate basic earnings (loss) per share	61.1			61.1	58.7				60.7
Diluted earnings (loss) per share	$0.40			$0.34	$(0.30)				$0.31

Unaudited Reconciliation of Non-GAAP Net Income Growth
	Year-to-Date
	2003	2002
GAAP net income	$60.1	$34.0
Asset impairment and other charges	12.4	54.1
Brazil tax benefit	(13.2)	0.0
Purchased in-process research and development expenses	10.6	0.0
Perfusion services tax benefit	0.0	(20.1)
Medtronic royalty payment	0.0	(9.1)
Non-recurring spin-off expenses	0.0	2.3

Non-GAAP net income	$69.9	$61.2

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EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
Edwards Lifesciences Corporation Unaudited Reconciliation of Sales by Product Line and Region (in millions)